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                                                                      EXHIBIT 5A

                             JAMES C. SARGENT, ESQ.
             COUNSEL TO: OPTON HANDLER GOTTLIEB FEILER & KATZ, LLP
                              52 VANDERBILT AVENUE
                               NEW YORK, NY 10017

                                                              September 23, 1997

Egan Systems, Inc.
1501 Lincoln Avenue
Holbrook, NY 11741

          RE: Egan Systems, Inc.
           Preeffective Amendment No. 1 to SB-2 Registration Statement
           Item 27
           Exhibit 5

Gentlemen:

     As general counsel to Egan Systems, Inc. (the "Company"), a Delaware corporation, I have examined the Certificate of Incorporation, the By Laws, Form 10 and the minutes of the Company's Board of Directors and Stockholders meeting and other corporate records, documents and proceedings and have considered such questions of law as I deemed relevant for the purpose of this Opinion as such general counsel. In addition I have also examined the Preeffective Amendment
No. 1 to SB-2 Registration Statement on Form SB-1 (the Registration Statement covering the registration of 1,500,000 Shares of Egan Systems, Inc. authorized but unissued Common Stock and 1,500,000 Warrants previously issued by the Company pursuant to a private placement agreement, which Warrants are exercisable into Shares of Common Stock of the Company at $.375 per Share of Common Stock.

     Based upon the forgoing I am the legal opinion that:

          (1) The Corporation is a duly organized and validly existing corporation under the laws of the state of Delaware, with corporate powers to conduct the business it conducts as described in the Registration Statement

          (2) The Corporation has the authorized capitalization as set forth in the Registration Statement

          (3) The 1,500,000 Warrants and the 1,500,000 Shares of the Company's Common Stock, into which Shares the aforesaid Warrants are exercisable, have been duly and validity authorized and created and subject to the payment to the Company of the exercise price of the Warrants pursuant to the terms disclosed on the Registration Statement, the shares of the Company's Common Stock, as a result of the exercise of the Warrants and the payment to the Company of the exercise price, will be duly and validly issued as a fully paid and non-assessable Class of Common Stock.

                                          Yours most sincerely,

                                          /s/ JAMES C. SARGENT
        ------------------------------------------------------------------------

                                          James C. Sargent
sjb